UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 25, 2015

BEN FRANKLIN FINANCIAL, INC.
(Exact name of Registrant as specified in its charter)

Maryland	333-198702	67-1746204
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

830 East Kensington Road, Arlington Heights, Illinois	60004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   (847) 398-0990

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events

On November 25, 2015, Ben Franklin Bank of Illinois (the “Bank”), a subsidiary of Ben Franklin Financial, Inc. (the “Company”), entered into a revised Consent Order (the “New Consent Order”) with the Office of the Comptroller of the Currency (the “OCC”) that significantly reduces the Bank’s regulatory compliance burden.  Concurrent with the execution of the New Consent Order, the Bank’s current Consent Order (the “Old Consent Order”) entered into between the Bank and the OCC dated December 19, 2012 was terminated.

The New Consent Order is comprised of two substantive articles as opposed to 12 substantive articles under the Old Consent Order.  The New Consent reduced the Bank’s minimum required Tier 1 leverage capital ratio to 8% from 9% under the Old Consent Order and its minimum total risk-based capital ratio to 12% from 13% under the Old Consent Order.  The New Consent Order requires the Bank to revise its current capital plan to include a capital distribution policy.  Additionally, the New Consent Order requires the Bank to revise its strategic plan to identify parameters and triggers which would cause the board of directors to market the Bank for merger or sale, in the event it failed to meet the 8% and 12% capital requirements under the New Consent Order.  The New Consent Order continues to require quarterly reporting to the OCC and board monitoring requirements.

Ben Franklin Bank of Illinois is a community-oriented financial institution offering traditional financial services to consumers and businesses from two offices in Cook County, Illinois.

Item 9.01.                      Financial Statements and Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEN FRANKLIN FINANCIAL, INC.
DATE: December 1, 2015	By:	\s\ C. Steven Sjogren
C. Steven Sjogren
Chairman, President and Chief Executive Officer